UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2007

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 19, 2007, Jabil Circuit, Inc. (the “Company”) entered into an amended and restated senior unsecured five year credit agreement (the “Agreement”). The Agreement provides for a revolving credit facility in the initial amount of $800.0 million, subject to potential increases up to $1.0 billion, and provides for a term loan in the amount of $400.0 million (collectively, the “Facility”). The Agreement was entered into among the Company; the initial lenders named therein; Citicorp USA, Inc., as administrative agent; JPMorgan Chase Bank, N.A., as syndication agent; and The Royal Bank of Scotland PLC, Royal Bank of Canada, Bank of America, N.A., UBS Loan Finance LLC and Credit Suisse, Cayman Islands Branch, as documentation agents. Some or all of the lenders under the Facility and their affiliates have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. The Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition many if not most of the agents and lenders under the Facility hold positions as agent and/or lender under the Company’s Existing Credit Agreement and the Existing Bridge Agreement, each as defined below. The revolving credit portion of the Facility terminates on July 19, 2012, and the term loan portion of the Facility requires payments of principal in annual installments of $20 million each, with a final payment of the remaining principal due on July 19, 2012. Interest and fees on Facility advances are based on the Company’s unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service. Interest is charged at a rate equal to either 0% to 0.75% above the base rate or 0.375% to 1.75% above the Eurocurrency rate, where the base rate represents the greater of Citibank, N.A.’s prime rate or 0.50% above the federal funds rate, and the Eurocurrency rate represents the applicable London Interbank Offered Rate, each as more fully defined in the Agreement. Fees include a facility fee based on the revolving credit commitments of the lenders, a letter of credit fee based on the amount of outstanding letters of credit, and a utilization fee to be added to the interest rate and any letter of credit fee during any period when the aggregate amount of outstanding advances and letters of credit exceeds 50% of the total revolving credit commitments of the lenders. Based on the Company’s current unsecured long-term indebtedness rating as determined by Standard & Poor’s Rating Service and Moody’s Investor Service, the current rate of interest (including the utilization fee) on a full draw under the revolving credit would be 0.075% above the base rate or 0.625% above the Eurocurrency rate, and the current rate of interest on the term loan would be the base rate or 0.625% above the Eurocurrency rate. The Facility includes various covenants, limitations and events of default customary for similar facilities for similarly rated borrowers. As of the date of filing this Current Report on Form 8-K, draws in the approximate amount of $320.0 million have been made and are outstanding under the revolving credit portion of the Facility and a draw in the amount of $400.0 million has been made under the term portion of the Facility.

The Agreement amends and restates the Company’s five year credit agreement dated May 11, 2005, as amended (the “Existing Credit Agreement”), which established a $500.0 million unsecured revolving credit facility and was to terminate on May 11, 2010. The Existing Credit Agreement was entered into among the Company, the initial lenders named therein, Citicorp USA, Inc., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and The Royal Bank of Scotland PLC, SunTrust Bank, and ABN Amro Bank N.V., as documentation agents.

Proceeds of the term loan established under the Agreement are being used to pay down a significant portion of the Company’s existing $1.0 billion unsecured revolving and non-revolving credit facility, which is to terminate on December 20, 2007, established under the Company’s bridge credit agreement dated December 21, 2006, as amended (the “Existing Bridge Agreement”). The revolving portion of the Existing Bridge Agreement was paid off and eliminated. $400 million remains outstanding under the non-revolving portion of the Existing Bridge Agreement. The Existing Bridge Agreement was entered into among the Company, the initial lenders named therein, Citicorp North America, Inc., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and The Royal Bank of Scotland PLC, ABN Amro Bank N.V., and SunTrust Bank, as documentation agents.

Some or all of the lenders under the Existing Credit Agreement and the Existing Bridge Agreement, and their affiliates, have various other relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, loans, letter of credit and bank guarantee facilities, investment banking and trust services. The Company and some of its subsidiaries have entered into foreign exchange contracts and other derivative arrangements with certain of the lenders and their affiliates. In addition many if not most of the agents and lenders under the Existing Credit Agreement and the Existing Bridge Agreement hold positions as agent and/or lender under the Agreement.

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The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for its 2007 fiscal year.

Item 1.02. Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

July 25, 2007	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer

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